Exhibit 10.5
LOAN MODIFICATION AGREEMENT
     This LOAN MODIFICATION AGREEMENT (the “Modification”) is entered into as of February 14, 2011, by and between the lender(s) (“Lender”) listed on Exhibit A (the “Loan Schedule”) and the borrower(s) listed on the Loan Schedule. References in this Modification to “Lender” and “Borrower” shall be construed to mean and refer to each Lender and each Borrower, respectively, listed on the Loan Schedule.
PRELIMINARY STATEMENT
     A. In connection with the loan described on the Loan Schedule (the “Loan”), Borrower has entered into a loan agreement with Lender (such loan agreement, as previously amended, restated, supplemented, extended or renewed, the “Loan Agreement”). The Loan Agreement, the promissory note evidencing the Loan, and the other documents and instruments currently evidencing and securing the Loan (all as previously amended, restated, supplemented, extended or renewed) are referred to collectively as the “Current Loan Documents.” The Current Loan Documents, as modified by this Modification, are referred to as the “Loan Documents,” and references in the Current Loan Documents and this Modification to the “Loan Documents,” or any of them, shall be deemed to be a reference to such Loan Documents, as modified by this Modification.
     B. The Loan was guaranteed by Summit Hotel Properties, LLC, a South Dakota limited liability company (“Pre-Merger Guarantor”).
     C. As described in that certain letter regarding Lender Consent and Summary of Modification Regarding Certain Loans (the “Consent Letter”) Pre-Merger Guarantor intends to merge (the “Merger”), concurrently with the effectiveness of this Modification, with and into Summit Hotel OP, LP, a Delaware limited partnership. The Consent Letter provides the terms and conditions of Lender’s consent to the Merger. In addition, pursuant to the Consent Letter, Borrower agreed to enter into certain modifications of the Current Loan Documents. A copy of the Consent Letter is attached hereto as Exhibit C.
     D. Capitalized terms used in this Modification and not otherwise defined in this Modification shall have the meanings given to those terms in the Loan Documents.
AGREEMENT
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Preliminary Statement and Loan Schedule. Borrower acknowledges the accuracy of the Preliminary Statement and the parties agree that the Preliminary Statement is a part of this Modification. Borrower also acknowledges and agrees that the information set forth on the Loan Schedule is complete and correct.
     2. Definitions. As used in this Modification, the following terms are defined as follows:
     “Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in Phoenix, Arizona or New York, New York.
     “Collateral” means all real and personal property, tangible and intangible, as to which Lender is granted a Lien pursuant to any of the Loan Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of Lender, with references to the Collateral to include all or any portion of or interest in any of the Collateral.
     “Default” means any Event of Default and any event, occurrence, or circumstance that, with the passage of time or the giving of notice or both, would become an Event of Default.

     “Event of Default” means any event, occurrence, or circumstance that is or would constitute a default under, or a specified Event of Default pursuant to, the terms of any of the Loan Documents.
     “Lender Party” and “Lender Parties” means Lender, each affiliate of Lender, and each director, officer, employee, agent, trustee, representative, attorney, accountant, adviser, and consultant of or to Lender or any such affiliate.
     “Obligations” means, with respect to any Borrower Party, all amounts, obligations, liabilities, covenants and duties of every type and description (including for the payment of money), owing by such Borrower Party to Lender, any other Lender Party or any Secured Swap Provider arising out of, under, or in connection with any Loan Document or any Related Agreement (as the same may be amended, restated, supplemented, extended or renewed from time to time), whether direct or indirect, absolute or contingent, due or to become due, liquidated or not, now existing or hereafter arising, however acquired, and whether or not evidenced by any instrument.
     “Payment Day” means the first day of each calendar month.
     “Rate Contract” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.
     “Secured Rate Contract” means any Rate Contract between Borrower and the counterparty thereto which has been provided or arranged by Lender or an Affiliate of Lender.
     “Secured Swap Provider” means a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by Lender or an Affiliate of Lender, and any assignee thereof.
     “Site” shall have the same meaning as the term “Premises” in the Loan Agreement.
     3. Loan Balance. Borrower acknowledges as correct the outstanding principal balance of the Loan and accrued and unpaid interest, as set forth on the Loan Schedule, as of the dates there stated.
     4. Modifications. In addition to any and all other modifications made by this Modification, the Current Loan Documents are modified and supplemented as follows:
     (a) Definitions. The following definitions contained in Section 1 of the Loan Agreement are hereby amended in their entirety to provide as follows:
“Borrower Party” means Borrower, Guarantor and each other individual or entity that executes any of the Loan Documents or that is or may become a party to or bound by any Loan Document, other than Lender.
“Change in Control” means any change in control of any of the Borrower Parties, including, without limitation, any of the following: (a) if Summit GP shall cease to be the sole general partner of Guarantor; (b) Summit GP shall cease to be wholly owned and controlled by SHP, Inc.; (c) SHP, Inc. shall cease to own at least 70% of the general and limited partnership interests in Guarantor; (d) Summit Hotel TRS, Inc. shall cease to be wholly owned and controlled by Borrower; (e) TRS Lessee shall cease to be wholly owned and controlled by Summit Hotel TRS, Inc.; (f) Borrower shall cease to be wholly owned and controlled by Guarantor; or (g) if any Person as defined in Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act who subsequent to the REIT Effective Date becomes the “beneficial owner” (as defined in Rule 13(d)-(3) under the Exchange Act) of securities of SHP, Inc. or any of the other Borrower Parties, as applicable, representing 10% or more of the combined voting power of SHP, Inc.’s then outstanding securities.

“Guarantor” means Summit Hotel OP, LP, a Delaware limited partnership.
“Loan Documents” means, collectively, this Agreement, the Note, the Mortgage, the Disbursement Agreement, the Environmental Indemnity Agreement, the TRS Security Agreement, the Lease Subordination Agreement, the Cross Agreement, the Management Agreement Assignment, the UCC-1 Financing Statements, the Authorization Regarding Information form previously delivered on behalf of the Borrower Parties to Lender and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended from time to time.
“Management Agreement” means that certain Amended and Restated Management Agreement, dated February 14, 2011, between Manager and TRS Lessee, as the same may be amended from time to time.
“Manager” means Interstate Management Company, LLC, a Delaware limited liability company.
“Permitted Exceptions” means those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the title insurance policy (or endorsements thereto) issued by Title Company to Lender and approved by Lender in its sole discretion
     (b) Additional Definitions. The following definitions are hereby added to Section 1 of the Loan Agreement:
“Cross Agreement” means that certain Cross Collateralization and Cross Default Agreement, dated as of February 14, 2011, by and among Borrower, Lender and certain Affiliates of Borrower, as the same may be amended from time to time.
“Lease Subordination Agreement” means that certain Operating Lease Subordination Agreement, dated as of February 14, 2011, by the TRS Lessee in favor of Lender, as the same may be amended from time to time.
“Management Agreement Assignment” means that certain Assignment, Consent and Subordination Regarding Management Agreement, dated February 14, 2011, among Manager, TRS Lessee and Lender, as the same may be amended from time to time.
“REIT Effective Date” means the date on which both (a) Summit Hotel Properties, LLC has been merged into Summit OP and (b) SHP, Inc. has completed an initial public offering as described in the Prospectus dated January 28, 2011, as filed with the Securities and Exchange Commission.
“SHP, Inc.” means Summit Hotel Properties, Inc., a Maryland corporation.
“Summit GP” means Summit Hotel GP, LLC, a Delaware limited liability company.
“Summit OP” means Summit Hotel OP, LLP, a Delaware limited partnership.
“TRS Lease” means that certain Lease Agreement, dated February 14, between Borrower, as lessor and TRS Lessee, as lessee.
“TRS Lessee” means Summit Hotel TRS 006, LLC, a Delaware limited liability company.
“TRS Security Agreement” means that certain Security Agreement, dated as of February 14, 2011, by the TRS Lessee, as debtor in favor of Lender, as secured party, as the same may be amended from time to time.

     (c) Debt Service Coverage Ratio. Section 6J of the Loan Agreement is hereby amended in its entirety to read as follows:
     J. Debt Service Coverage Ratio. From and after the Completion Date, Guarantor and its consolidated subsidiaries (and eliminating any intercompany transactions) shall maintain a Debt Service Coverage Ratio of at least 1.25:1 before distribution payouts and 1.0:1 after distribution payouts, as determined as of Guarantor’s fiscal year-end. For purposes of this Section, the term “Debt Service Coverage Ratio” shall mean with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP, of (1) earnings before Interest Expense, income taxes, Depreciation and Amortization, plus or minus other non-recurring renovation/remodel expenses funded with the proceeds of a loan or other non-operating sources to (2) principal and interest payments on the aggregate first mortgage term debt.
     For purposes of this Section, the following terms shall be defined as set forth below:
     “Depreciation and Amortization” shall mean the depreciation and amortization accruing during any period of determination with respect to Guarantor and the other Borrower Parties, collectively, as determined in accordance with GAAP.
     “Interest Expense” shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt of Guarantor and the other Borrower Parties, collectively, as determined in accordance with GAAP.
     (d) Covenants. The following covenant is added to Section 6 of the Loan Agreement:
     R. ERISA. Borrower shall not engage in any transaction which would cause any obligation or action taken or to be taken hereunder or the exercise by Lender of any of Lender’s rights under the Loan Documents, to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA. Borrower further agrees to deliver to Lender such certifications or other evidence from time to time, as requested by Lender, in Lender’s sole discretion, that (a) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (b) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (c) one or more of the following circumstances is true: (i) equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2); (ii) less than 25% of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or (iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).
     (e) Defaults and Remedies. The following Event of Default is hereby added to Section 9A of the Loan Agreement:
     (9) If there shall occur any default or event of default under the TRS Lease.
     (f) Interest Rate Modification. Effective from and after July 1, 2011 (such date, the “New Interest Rate Effective Date”), interest shall accrue on the unpaid principal balance of the Loan at a per annum rate equal to the Variable Rate. Interest shall be computed on the basis of a 360-day year consisting of 12 consecutive 30-day months. Borrower agrees to pay an effective rate of interest for the Loan that is the sum of (i) the interest rate for the Loan, as provided in this Modification; and (ii) any additional rate of interest resulting from any other charges or fees paid or to be paid by Borrower pursuant to any of the Loan Documents that are required, pursuant to applicable law, to be taken into account as interest or in the nature of interest. BORROWER ACKNOWLEDGES AND AGREES THAT THE RATE OF INTEREST TO APPLY AFTER THE NEW INTEREST RATE EFFECTIVE DATE IS DIFFERENT FROM

THE RATE OF INTEREST APPLICABLE TO THE LOAN PRIOR TO SUCH DATE. Notwithstanding anything to the contrary in the Current Loan Documents, the following definitions shall control:
     (i) “Spread” means 4.00%.
     (ii) “Variable Rate” means (A) for the period commencing on the New Interest Rate Effective Date and continuing through the day immediately preceding the first monthly payment due date to occur after the New Interest Rate Effective Date, a rate per annum equal to the Variable Rate Base in effect on last day of the calendar month preceding the month in which the New Interest Rate Effective Date occurs plus the Spread; and (B) thereafter, a rate per annum equal to the Variable Rate Base in effect on the last Business Day of the month preceding a particular Variable Rate Set Date plus the Spread. The Variable Rate so determined will be effective from, and including, such Variable Rate Set Date to, but not including, the next Variable Rate Set Date.
     (iii) “Variable Rate Base” means a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the 90-day London Interbank Offered Rate as published in The Wall Street Journal. If for any reason such rate is no longer published in The Wall Street Journal, Lender shall select such replacement index as Lender in its sole discretion determines most closely approximates such rate.
     (iv) “Variable Rate Set Date” means the first monthly payment due date to occur after the New Interest Rate Effective Date and each succeeding monthly payment due date thereafter.
     (g) Monthly Payment Amount. Regular monthly payments (each, a “Monthly Payment”) will continue to be due and payable on the Payment Day during the term of the Note. For each Monthly Payment due prior to August 1, 2011, such payment shall be in the amount calculated pursuant to the Note as in effect prior to this Modification. Commencing with the Monthly Payment due August 1, 2011, each Monthly Payment will equal the level monthly payment of principal and interest required to fully amortize the unpaid principal balance of the Loan outstanding on a Reference Date over the then remaining Amortization Period, at an interest rate equal to the Variable Rate calculated as of (i) the New Interest Rate Effective Date in the case of the July 1, 2011 Reference Date and (ii) the last Business Day of the second month preceding such Reference Date in the case of each subsequent Reference Date. The Monthly Payment amount so calculated will be in effect commencing with the first Payment Day following such Reference Date and for the next 11 Monthly Payments or through the Maturity Date, if the Maturity Date occurs during such period, with the Monthly Payment amount to be recalculated on each Reference Date. If a particular Monthly Payment is insufficient to pay all of the accrued and unpaid interest as of due date for such Monthly Payment, then that portion of the accrued and unpaid interest in excess of the portion actually paid shall thereupon be added to the unpaid principal balance of the Loan and shall thereafter accrue interest at the Variable Rate. On the Maturity Date, in addition to the required Monthly Payment, Borrower shall also pay the entire remaining unpaid balance of the Loan, if any, all accrued and unpaid interest, and any other amounts payable under this Modification and the other Loan Documents. “Reference Date” means the New Interest Rate Effective Date and each anniversary of such date. “Amortization Period” means the remainder of the amortization period provided pursuant to the Note as in effect prior to this Modification. BORROWER HEREBY SPECIFICALLY ACKNOWLEDGES AND AGREES THAT A SUBSTANTIAL PAYMENT WILL BE DUE ON THE MATURITY DATE, AS THE MONTHLY PAYMENTS DUE UNDER THIS MODIFICATION HAVE BEEN CALCULATED BASED ON AN AMORTIZATION PERIOD THAT EXCEEDS THE LOAN TERM; THEREFORE A MAJOR PORTION OF THE PRINCIPAL AMOUNT OF THE LOAN WILL NOT HAVE BEEN PAID THROUGH THE MONTHLY PAYMENTS.

     (h) Prepayments. From and after August 1, 2011, the provisions of the Current Loan Documents regarding prepayments of principal are hereby amended to provide as follows:
     (i) Generally. Unless otherwise expressly provided in the Loan Documents: (A) prepayments must be made on a Payment Day (the “Permitted Prepayment Date”); (B) Borrower must give Lender at least 30 days’ prior written notice of the proposed prepayment; (C) the prepayment must be for the full outstanding principal balance of the Loan (except in the case of condemnation proceeds and awards being applied to the Obligations, in which case a partial prepayment will be permitted); and (D) the prepayment must be accompanied by payment to Lender of: (1) interest on the prepaid principal through the Permitted Prepayment Date; (2) any and all other amounts due and payable with respect to the Loan; and (3) a Prepayment Fee in the amount described below. SINCE PREPAYMENTS ARE ONLY PERMITTED ON PERMITTED PREPAYMENT DATES AND INTEREST ON THE PREPAYMENT AMOUNT MUST BE PAID THROUGH THE PERMITTED PREPAYMENT DATE, EVEN IF LENDER AGREES TO ACCEPT A PREPAYMENT ON A DATE OTHER THAN A PERMITTED PREPAYMENT DATE THERE WILL BE NO REDUCTION IN THE AMOUNT OF INTEREST REQUIRED TO BE PAID AS PROVIDED ABOVE AND, ACCORDINGLY, AS A FURTHER CONDITION TO THE PREPAYMENT AND IN ADDITION TO ALL OTHER AMOUNTS PAYABLE IN RESPECT OF SUCH PREPAYMENT, BORROWER WILL PAY TO LENDER THE AMOUNT OF INTEREST THAT WOULD HAVE ACCRUED, BUT FOR THE PREPAYMENT, FROM THE DATE OF PREPAYMENT TO THE NEXT PERMITTED PREPAYMENT DATE. Any other provision of the Loan Documents to the contrary notwithstanding, if prepayment occurs as a result of acceleration by Lender in exercise of Lender’s rights, then, in addition to any other amounts that Borrower may owe Lender, Borrower is also obligated to pay the Prepayment Fee.
     (ii) Prepayment Fee. The “Prepayment Fee” will equal to 2% of the amount prepaid, if made on or before August 1, 2012, and 1% of the amount prepaid, if made after August 1, 2012 but on or before August 1, 2013.
     (i) Additional Financial Covenant. Commencing with the TTM Period (defined below) ending July 31, 2011 and continuing until all Obligations under the Loan Documents are fully paid and performed, in addition to and not in limitation of, any financial covenants in the Current Loan Documents:
     (i) FCCR (Consolidated). As measured for Borrower, the TRS Lessee and the Affiliates of Borrower listed on Exhibit B hereto (collectively, the “Designated Parties”) with respect to the operations of each of the hotel properties listed on Exhibit B (collectively, the “Designated Properties”) on the last day of each of Borrower’s fiscal quarters (or other period) listed in the chart below in this Section 4(i)(i) (each, a “Testing Date”), the Designated Parties must have a Combined FCCR equal to or greater than the ratio set forth in the chart below in this Section 4(i)(i). “Combined FCCR” means, with respect to the 12-month period of time (each, the “TTM Period”) immediately preceding each Testing Date, the ratio calculated for such period of time, each as determined in accordance with GAAP and calculated according to the Uniform System of Accounts for Hotels, of (i) the sum of the following for the Designated Properties: net income, interest expense, income taxes, depreciation, amortization, management fees, replacement reserves, and Operating Lease Expenses, minus 4% of total room revenues as an assumed reserve for replacement (or actual reserve for replacement if greater) and 4% of total room revenues as an assumed management fee (or actual management fee if greater), plus or minus other non-cash adjustments or non-recurring items (as allowed by Lender), to (ii) the sum of the following for the Designated Properties: Operating Lease Expenses, principal payments of long term debt, current portion of all Capital Leases, and interest expense for the TTM Period (excluding non-cash interest expense, amortization of non-cash financing expenses, and principal and interest payments on Loans that have been paid off in full; provided that if a loan designated on Exhibit B (each, a “Designated Loan”) has been partially paid off or refinanced, then an estimate of 12 months of principal and interest payments for the remaining unpaid portion, as determined by

Lender in accordance with the applicable documents and instruments for the Designated Loan, shall be included in the computation of principal and interest payments for the purpose of determining the Combined FCCR. If a Designated Property is released by Lender as collateral (including, for example, upon payment in full of the affected Designated Loan) the income and expenses of that Designated Property (as determined by Lender) will be excluded from the determination of the Combined FCCR. The foregoing shall not obligate Lender to release any collateral or accept prepayments other than as provided in the Loan Documents and other applicable documents and instruments with respect to the Designated Loans.

Covenant	Trailing Twelve Months Ending	Covenant Level
Combined FCCR Covenant	July 31, 2011	1.20:1.00
Combined FCCR Covenant	September 30, 2011	1.20:1.00
Combined FCCR Covenant	December 31, 2011	1.20:1.00
Combined FCCR Covenant	March 31, 2012 and as of each fiscal quarter end thereafter	1.30:1.00
     (ii) Definitions. The following terms used in Section 4(i)(i) of this Modification shall have the following meanings:
“Capital Lease” means, with respect to any person or entity, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such person or entity as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person or entity prepared in accordance with GAAP.
“Operating Lease Expenses” means all payments and expenses incurred by Borrower, the TRS Lessee or the applicable Designated Party with respect to each lease, if any, and with respect to any and all other operating leases during the period of determination, all determined in accordance with GAAP.
     (j) Non-Conforming Payments. Borrower acknowledges and agrees that credit to Borrower’s account may be delayed if the payment is not made as provided in the Loan Documents or if not accompanied by the correct invoice number. Lender may, at its sole option, refuse any amount tendered by Borrower that is not in the required form or in the exact amount of the required payment. Delayed credit may cause Borrower to incur a late payment fee. Credit for payments is subject to final payment by the institution on which the item of payment was drawn. UNAUTHORIZED FORMS OF PAYMENT, SUCH AS CASH, CASHIER’S CHECKS, OFFICIAL BANK CHECKS, TELLER’S CHECKS, CERTIFIED CHECKS, TRAVELERS’ CHECKS, AND MONEY ORDERS, ARE NOT ACCEPTABLE FORMS OF PAYMENT AND MAY BE RETURNED TO BORROWER AT BORROWER’S RISK OF LOSS.
     (k) Disputed Payments. All written communication concerning disputed amounts, including any check or other payment instrument that (i) indicates that the written payment constitutes “payment in full” or is tendered as full satisfaction of a disputed amount; or (ii) is tendered with other conditions or limitation must be mailed or delivered to us at the following address and not to the address shown on the invoice as the address for remitting payments, unless Lender otherwise directs:
GE Capital Franchise Finance
8377 East Hartford Drive
Suite 200
Scottsdale, AZ 85255
Attention: Customer Service Center
     (l) Flood Insurance. Within 45 days after written notice from Lender to Borrower that a particular Site that is subject to a mortgage, deed of trust, or similar real property lien, is located in a

Special Flood Hazard Area designated by the Federal Emergency Management Administration, Borrower shall provide flood insurance coverage sufficient to rebuild or replace the building, equipment and improvements in an amount equal to the maximum amount of coverage available under the National Flood Insurance Program with a deductible not to exceed $25,000.
WARNING
Unless you (Borrower) provide us (Lender) with evidence of insurance coverage as required by our Loan Agreement, we may purchase insurance at your expense to protect our interest. This insurance may, but need not, also protect your interest. If the collateral becomes damaged, the coverage we purchase may not pay any claim you make or any claim made against you. You may later cancel this coverage by providing evidence that you obtained property coverage elsewhere. You are responsible for the cost of any insurance purchased by us. The cost of this insurance may be added to your contract or loan balance. If the cost is added to your contract or loan balance, the interest rate on the underlying contract or loan will apply to this added amount. The effective date of coverage may be the date your prior coverage lapsed or the date you failed to provide proof of coverage. The coverage we purchase may be considerably more expensive than insurance you can obtain on your own and may not satisfy any need for property damage coverage or any mandatory liability insurance imposed by applicable law.
     (m) Agreement to Pay Effective Rate of Interest. Borrower agrees to pay an effective rate of interest on each Loan that is the sum of (i) the interest rate provided in the Loan Documents for such Loan; and (ii) any additional rate of interest resulting from any other charges or fees paid or to be paid by Borrower pursuant to any of the Loan Documents that are required, pursuant to applicable law, to be taken into account as interest or in the nature of interest.
     5. Merger/Change in Control/Other Consents. Guarantor represents and warrants that it is the successor by merger to the Pre-Merger Guarantor and by virtue of such merger has assumed, agreed to pay and perform and is otherwise subject to and bound by all of the obligations and liabilities of Pre-Merger Guarantor, including, without limitation, guaranty of the Obligations pursuant to the Unconditional Guaranty of Payment and Performance dated as of February 29, 2008 (the “Guaranty”). Without limiting the foregoing or the legal effect of such merger, Guarantor hereby assumes and agrees to pay and perform all of the Obligations pursuant to the Guaranty and all of the other Loan Documents to which Pre-Merger Guarantor is a party and to be subject to and bound by all of the liens, encumbrances, security interests, assignments and other grants of security made in connection with the Loan, all of which shall remain in full force and effect. Upon the satisfaction of the conditions precedent in Section 10 and the effectiveness of this Modification, (a) Lender (i) consents to the merger of Pre-Merger Guarantor with and into Guarantor, (ii) acknowledges that the general partner of the Guarantor will be Summit GP, which shall be wholly-owned by SHP, Inc., which shall be a publicly-traded REIT, and (iii) acknowledges that all of the membership interests in Borrower shall be owned by Guarantor, and (b) all references to the Guarantor (including terms such as “trustor”, “grantor”, and “assignor”) in the Loan Documents shall be deemed to refer to Summit OP. Lender further consents to (A) the execution and delivery of the TRS Lease (provided that such lease shall at all times be subject and subordinate to the liens and encumbrances securing the Obligations) and (B) the execution and delivery of the Management Agreement (subject to the terms and conditions of the Management Agreement Assignment).
     6. Borrower Representations and Warranties. As additional consideration to and inducement for Lender to enter into this Modification, Borrower represents and warrants to and covenants with Lender as follows:
     (a) Representations and Warranties. Each and all representations and warranties of Borrower in the Current Loan Documents and this Modification are and will continue to be accurate, complete and correct as of the date set forth above, will continue to be true, complete and correct as of the consummation of the modifications contemplated by this Modification, and will survive such consummation.

     (b) No Defaults. Borrower is not in default under any of the Loan Documents, nor has any event or circumstance occurred that is continuing that, with the giving of notice or the passage of time, or both, would be a Default or an Event of Default by Borrower under any of the Loan Documents.
     (c) No Material Changes. There has been no material adverse change in the financial condition of Borrower or any other person whose financial statement has been delivered to Lender in connection with the Loan from the most recent financial statement received by Lender from Borrower or such other persons.
     (d) No Conflicts; No Consents Required. Neither execution nor delivery of this Modification nor compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms or conditions of, or constitute a Default or an Event of Default under, any agreement or instrument to which Borrower is a party or by which Borrower may be bound. No consents, approvals or authorizations are required for the execution and delivery of this Modification by Borrower or for Borrower’s compliance with its terms and provisions.
     (e) Claims and Defenses. Borrower has no claims, counterclaims, defenses, or set-offs with respect to the Loan or the Loan Documents. Lender and its predecessors in interest have performed all of their obligations under the Loan Documents, and Borrower has no defenses, offsets, counterclaims, claims or demands of any nature which can be asserted against Lender or its predecessors in interest for damages or to reduce or eliminate all or any part of the obligations of Borrower under the Loan Documents.
     (f) Validity. This Modification and the other Loan Documents are and will continue to be the legal, valid and binding obligations of Borrower and each other Borrower Party, enforceable against Borrower and each other Borrower Party in accordance with their terms.
     (g) Valid Existence, Execution and Delivery, and Due Authorization. Borrower validly exists under the laws of the State of its formation or organization and has the requisite power and authority to execute, deliver, and perform this Modification and the other Loan Documents. The execution, delivery, and performance by Borrower of this Modification and the other Loan Documents have been duly authorized by all requisite action by or on behalf of Borrower. This Modification has been duly executed and delivered on behalf of Borrower.
     (h) No Duress. Borrower has executed this Modification as a free and voluntary act, without any duress, coercion or undue influence exerted by or on behalf of Lender or any other party.
     (i) Franchise Obligations. Borrower is not in default under any franchise agreement or any related area development or similar agreement (each a “Franchise Agreement”) that permits Borrower to operate and/or develop a franchised concept at any one or more locations where the Collateral is located, and, without limiting the foregoing, Borrower is not in default under any Franchise Agreement or any agreement related thereto that obligates Borrower to purchase or lease additional furniture, fixtures or equipment or re-image or otherwise make material alterations or improvements to properties that are subject to a Franchise Agreement (together, “Re-imaging Obligations”). Borrower has sufficient working capital and cash flow to satisfy all Re-imaging Obligations that are currently due and all Re-imaging Obligations that will become due within the 12 month period following the date hereof.
     (j) Administrative, Criminal and Governmental Matters and Investigations. There are no administrative or criminal matters or investigations, government investigations or audits, or other similar matters currently pending or, to the best of Borrower’s knowledge, threatened that involve any Borrower Party nor has any Borrower Party been involved in any such matters within the past seven years which has not been dismissed or could reasonably be expected to have a material adverse effect on Borrower, Borrower Parties or the Property.
     (k) Bankruptcy and Similar Matters. There are no bankruptcy, insolvency, or similar proceeding currently pending or, to the best of Borrower’s knowledge, threatened that involve any

Borrower Party. During the past seven years: (i) no assets of any Borrower Party have been the subject of any foreclosure or similar proceeding or been transferred by deed in lieu; (ii) no Borrower Party has filed (or had filed against such Borrower Party) a petition under the United States Bankruptcy Code or obtained a discharge of its debts under the United States Bankruptcy Code; and (iii) no Person that is a principal officer, executive, member, manager or shareholder of a Borrower Party held a similar position in an entity that, during the time such Person held such position or within one year after leaving such position, filed (or had filed against it) a petition under the United States Bankruptcy Code or that obtained a discharge of its debts under the United States Bankruptcy Code.
     (l) Solvency. Both before and immediately after the consummation of the transactions described in this Modification and after giving effect to such transactions, (i) the value of the assets of Borrower (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of Borrower; (ii) Borrower is able to pay all of its liabilities as such liabilities mature; and (iii) Borrower does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     (m) Franchise Agreement and Management Agreement. Borrower has delivered to Lender a true, correct and complete copy of the Franchise Agreement and the Management Agreement. Each of the Franchise Agreement and the Management Agreement is in full force and effect. No notice of default from the Franchisor with respect to the obligations of the franchisee under the Franchise Agreement or from the Manager with respect to the obligations of the property owner under the Management Agreement has been received by Borrower or any other Borrower Party that has not been cured and no notice of default to such Franchisor or Manager has been given under the Franchise Agreement or the Management Agreement that has not been cured. To the best of Borrower’s knowledge, no event has occurred and no condition exists that, with the giving of notice or the lapse of time or both, would constitute a default under the Franchise Agreement or the Management Agreement. Borrower is not subject to any “performance improvement plan” or similar requirements under the Franchise Agreement or the Management Agreement or if Borrower is subject to such a performance improvement plan, the requirements thereof have been fully disclosed to Lender, including the expense, required reserves, and other requirements. Except as disclosed in writing to Lender prior to the date of this Modification, neither the Franchise Agreement nor the Management Agreement contain any rights of first refusal or other options in favor of the Franchisor or management company to acquire any property of Borrower.
     (n) Information. All information provided to Lender by either Borrower or any other Borrower Party in furtherance of the transactions contemplated by this Modification or in or accompanying any loan application, Financial Statement (other than financial projections), certificate, or other document, and all other information delivered by or on behalf of Borrower or any other Borrower Party to Lender in entering into this Modification (collectively, the “Information”) is correct and complete in all material respects as of the date of such Information, and there are no omissions in any of the Information that result in any of the Information being materially incomplete, incorrect, or misleading as of the date of such Information. Borrower acknowledges that Lender is relying on the Information in entering into this Modification. Neither Borrower nor any other Borrower Party has any knowledge of any material change in any of the Information that has not been disclosed to Lender in writing on or before the closing of the transactions described herein. All financial statements (other than financial projections) included in the Information were prepared in accordance with GAAP and accurately present the financial condition of Borrower and each other Borrower Party, respectively.
     (o) Full Disclosure. There is no fact known to Borrower or any other Borrower Party that relates to the transactions described in the Consent Letter or materially and adversely affects the business, operations, assets or condition (financial or otherwise) of Borrower or any other Borrower Party that has not been disclosed in this Modification, the Information, or in other documents, certificates and written statements furnished to Lender prior to the date of this Modification.

     (p) No Plan Assets. Neither Borrower nor any other Borrower Party is an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), subject to Title I of ERISA, and none of the assets of Borrower or any other Borrower Party constitutes or shall constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (i) neither Borrower nor any other Borrower Party is a “governmental plan” within the meaning of Section 3(32) of ERISA and (ii) transactions by or with Borrower or any other Borrower Party are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, as amended, and the regulations promulgated thereunder from time to time, which prohibit or otherwise restrict the transactions contemplated by this Modification.
     7. Ratification of Current Loan Documents and Collateral. The Current Loan Documents, as modified by this Modification, are ratified and affirmed by Borrower and shall remain in full force and effect. Except to the extent, if any, specifically provided for in this Modification: (a) the liens of Lender on and security interests in the Collateral shall continue in full force and effect and none of the Collateral is or shall be released from such liens and security interests; and (b) this Modification shall not constitute a waiver of any rights or remedies of Lender in respect of the Loan Documents.
     8. Guarantor Provisions.
     (a) Agreement and Consent; Reaffirmation; and Acknowledgement. Guarantor consents and agrees to the terms and conditions of this Modification; and reaffirms the Guaranty and confirms and agrees that, notwithstanding this Modification and consummation of the transactions contemplated thereby, including the release of any collateral, the Guaranty and all of Guarantor’s covenants, obligations, agreements, waivers, and liabilities set forth in the Guaranty continue in full force and effect in accordance with their terms with respect to the obligations guaranteed, modified only to the extent that the guaranteed obligations are modified by this Modification.
     (b) Representations and Warranties. Guarantor represents and warrants to Lender that: (i) there has been no material adverse change in the financial condition of Guarantor from the most recent financial statement received by Lender from Guarantor; (ii) each and all representations and warranties of Guarantor in the Current Loan Documents are and will continue to be accurate, complete and correct; (iii) neither execution nor delivery of this Modification nor fulfillment of or compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms or conditions of, or constitute a Default under, any agreement or instrument to which Guarantor is a party or by which Guarantor may be bound. No consents, approvals or authorizations are required for the execution and delivery of this Modification by Guarantor or for Guarantor’s compliance with its terms and provisions; (iv) Guarantor has no claims, counterclaims, defenses, or offsets against Lender or its predecessors in interest or with respect to any of its obligations or other liabilities under the Guaranty as a result of this Modifications or otherwise, any such claims, counterclaims, defenses or offsets being hereby waived and released; (v) Guarantor has executed this Modification as a free and voluntary act, without any duress, coercion or undue influence exerted by or on behalf of Lender or any other party; (vi) this Modification is the legal, valid and binding agreement of Guarantor and is enforceable against Guarantor in accordance with its terms; and (vi) Guarantor has the full power, authority, capacity and legal right to execute and deliver this Modification and, with respect to each Guarantor that is an entity, the parties executing this Modification on behalf of such Guarantor are fully authorized and directed to execute the same to on behalf of and to bind such Guarantor.
     9. Fees and Costs. Contemporaneously with the execution and delivery of this Modification, Borrower will pay to Lender, in addition to any other amounts required to be paid to Lender pursuant to this Modification: (a) all out of pocket expenses incurred by Lender or any of its affiliates in connection with this Modification, including reasonable attorneys’ fees; (b) a processing fee of $500.00, to compensate Lender for the reasonable cost of reviewing and processing the transaction and matters contemplated by this Modification; and (c) any other outstanding and unpaid fees and costs due from Borrower.

     10. Conditions Precedent. The obligations of Lender to consummate the transactions and other matters contemplated by this Modification and the effectiveness of this Modification are subject to the satisfaction of each of the conditions precedent listed in this Section 10 and such other conditions as are specified elsewhere in this Modification (collectively, the “Conditions”), in Lender’s sole and absolute discretion, unless Lender, in its sole and absolute discretion, waives satisfaction of a particular Condition in writing. Upon satisfaction or waiver of all Conditions, as provided above, Lender will execute and deliver the Modification to Borrower, whereupon the Modification shall become effective:
     (a) Borrower Performance. Borrower and any Guarantor have duly executed and delivered this Modification and Borrower has paid all fees and other amounts and performed all obligations required under this Modification to be paid and performed contemporaneously with the execution and delivery of this Modification.
     (b) Representations and Warranties. The representations and warranties of Borrower and any Guarantor contained in this Modification and any other document or instrument expressly contemplated by this Modification shall be true and correct in all material respects.
     (c) Existence and Authority. If requested by Lender, Borrower shall have provided Lender with evidence that Borrower and any Guarantor are in good standing under the laws of their state of formation and in each state in which any collateral for the Loan is located and that the person or persons executing this Modification on behalf of Borrower and any Guarantor are duly authorized to do so.
     (d) Lien Priority. Lender shall have received such UCC search results, title reports, title insurance policies, and title insurance endorsements as Lender shall reasonably require evidencing the continuing first priority of all of Lender’s liens in the Collateral.
     (e) Insurance. Borrower shall have provided Lender with evidence satisfactory to Lender that all insurance required by the Loan Documents is in full force and effect.
     (f) Payment of Costs, Expenses, and Fees. All costs, expenses, and fees to be paid by Borrower as provided in this Modification shall have been paid in full.
     (g) No Default. No event or circumstance shall have occurred that is continuing, that, with the giving of notice or the passage of time, or both, would be a Default or an Event of Default under any of the Loan Documents.
     (h) Cross Agreement. Borrower shall have delivered a cross-collateralization and cross default agreement with respect to certain related agreements, as designated by Lender and described in such agreement, duly executed by Borrower and all other obligors under such related agreements, in form and substance acceptable to Lender.
     (i) Consent Letter. All of the conditions precedent set forth in the Consent Letter shall have been satisfied in full and Lender shall have received and approved all of the fully-executed documents and instruments required pursuant to the Consent Letter.
     (j) Additional Security Interest. The TRS Lessee shall have granted to Lender a first priority perfected security interest in all of its assets in a form satisfactory to Lender.
     (k) REIT. The REIT Effective Date shall have occurred or shall occur concurrently with the effectiveness of this Modification.
If all of the foregoing conditions are not satisfied by March 31, 2011, then unless otherwise agreed by Lender in its sole discretion, this Modification will not be effective or binding on Lender.

     11. Descriptions not Limiting. The description of the Loan Documents contained in this Modification is for informational and convenience purposes only and shall not be deemed to limit, imply or modify the terms or otherwise affect the Loan Documents. The description in this Modification of the specific rights of Lender shall not be deemed to limit or exclude any other rights to which Lender may now be or may hereafter become entitled to under the Loan Documents at law, in equity or otherwise.
     12. Release. Each of the Borrower Parties fully, finally and forever release and discharges each of the Lender Parties from any and all actions, causes of action, claims, debts, demands, liabilities, obligations and suits, of whatever kind or nature, in law or equity, that any of the Borrower Parties has or in the future may have, whether known or unknown, against any of the Lender Parties: (a) in respect of the Loan, this Modification, the other Loan Documents or the actions or omissions of Lender or any of the other Lender Parties in respect of the Loan or the Loan Documents; and arising from events occurring prior to the date of this Modification; or (b) relating to the making, validity, or enforceability of the Loan Documents, including this Modification. FURTHER, RELEASING PARTY EXPRESSLY WAIVES ANY PROVISION OF STATUTORY OR DECISIONAL LAW TO THE EFFECT THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN SUCH PARTY’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY SUCH PARTY, MUST HAVE MATERIALLY AFFECTED SUCH PARTY’S SETTLEMENT WITH THE RELEASED PARTIES, INCLUDING PROVISIONS SIMILAR TO SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
     13. Receivers. Upon the occurrence, and during the continuance of an Event of Default under any of the Loan Documents, Lender may seek and obtain the appointment of a court-appointed receiver, regardless of the adequacy of Lender’s security, and each Borrower Party irrevocably consents to the appointment of such receiver. Any action or proceeding to obtain the appointment of a receiver may be brought any state or federal court having jurisdiction over such Borrower Party or the Collateral, and each Borrower Party hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions. Each Borrower Party hereby agrees that (a) the receiver may enter upon and take possession and control of the Collateral and shall perform all acts necessary and appropriate to implement the order appointing such receiver; (b) the receiver shall have access to the books and records used in the operation and maintenance of such Borrower Party’s business or the Collateral; and (c) Lender shall not be liable to any Borrower Party, or anyone claiming under or through any Borrower Party by reason of the appointment of a receiver or receiver’s actions or failure to act.
     14. Inspections. Borrower and each other Borrower Party shall, during normal business hours and upon reasonable advance notice (unless a Default shall have occurred and be continuing, in which event no notice shall be required and Lender shall have access at any and all times), (a) provide access to each property owned, leased, or controlled by Borrower or such other Borrower Party to the Lender Parties, as frequently as Lender reasonably determines to be appropriate; (b) permit the Lender Parties to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of Borrower’s and such Borrower Party’s Books and Records; and (c) permit the Lender Parties to inspect, review, evaluate and make physical verifications and appraisals of the Collateral in any manner and through any medium that Lender reasonably considers advisable, and, in each such case, Borrower and each other Borrower Party agrees to render to the Lender Parties, at Borrower’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.
     15. Limitation of Liability for Certain Damages. In no event shall Lender or any other Lender Party be liable to Borrower or any other Borrower Party on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). BORROWER AND EACH OTHER BORROWER PARTY HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

     16. Governing Law. THE LAWS OF THE STATE OF ARIZONA (AS IT RELATES TO ANY LOAN AND AS LIMITED THEREIN) SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS MODIFICATION, INCLUDING ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT; PROVIDED THAT THE FOREGOING NOTWITHSTANDING, MATTERS IN ANY THIS MODIFICATION OR ANY OF THE OTHER LOAN DOCUMENTS RELATING TO INTEREST RATES AND FEES SHALL BE GOVERNED BY THE FEDERAL LAW AND THE LAWS OF THE STATE OF UTAH.
     17. Jurisdiction and Service of Process.
     (a) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of Arizona located in Maricopa County or of the United States for the District of Arizona, and each Borrower Party accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided, however, that nothing in this Modification or the Loan Documents shall limit or restrict the right of Lender to commence any proceeding in the federal or state courts located in the state in which any Collateral is located, to the extent Lender deems such proceeding necessary or advisable to exercise remedies available under any Loan Document. Lender and each Borrower Party hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
     (b) Service of Process. Each Borrower Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of such Borrower Party specified on the signature page hereto and shall be effective when such mailing shall be effective, as provided therein. Each Borrower Party further agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing contained in this Section 17 shall affect the right of Lender to serve process in any other manner permitted by applicable law or commence legal proceedings or otherwise proceed against Borrower or any other Borrower Party in any other jurisdiction.
     18. WAIVER OF JURY TRIAL. LENDER AND EACH BORROWER PARTY, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS MODIFICATION, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
     19. Authorization to Disclose. Each Borrower Party authorizes its banks, creditors (including trade creditors), vendors, suppliers, customers, and franchisors to disclose and release to the Lender Parties any and all information they may request from time to time regarding (a) any depository, loan or other credit account of such Borrower Party; (b) the status of each franchise agreement; (c) the affairs and financial condition of such Borrower Party; and (d) such Borrower Party’s business operations. Each Borrower Party expressly authorizes the Lender Parties to perform background, credit, judgment, lien and other checks, searches, inspections and investigations and to obtain personal and business credit reports and asset reports with respect to such Borrower Party and to answer questions about their credit experience with such Borrower Party. The information obtained by the Lender Parties pursuant to this Section, together with all other information which any of the Lender Parties now possess or in the future may acquire with respect to any Borrower Party, the Collateral, or the business operations of any Borrower Party, is referred to as the “Borrower Party Information.”
     20. Permitted Disclosures. Each Borrower Party authorizes Lender to disclose Borrower Party Information as follows: (a) to each franchisor or licensor of a Borrower Party, upon written request by such franchisor or licensor (but only during the continuation of a Default or Event of Default); (b) to any proposed transferee, purchaser, assignee, servicer, participant, lender, investor, ratings agency, or other individual or entity with respect to any proposed sale, assignment, or other transfer by Lender of any of its rights in the Loan Documents, including servicing rights, or sale or other disposition of any of the Collateral; (c) to any affiliate of Lender or any insurance or title company in connection with the transactions contemplated by the Loan Documents, including any action, suit, or proceeding arising out of, in connection with, or relating to, this Modification and the other Loan Documents, the Loan, or any other transaction contemplated hereby, including in connection with the exercise of Lender’s rights and remedies; (d) to the extent such information is or becomes available to Lender from sources not known by Lender to be subject to disclosure restrictions; (e) to the extent disclosure is required by applicable law or other legal process or is requested or demanded by any governmental authority; and (f) as may otherwise be authorized in writing by such Borrower Party. Each Borrower Party agrees that the disclosures permitted by this Section and any other disclosures of Borrower Party Information authorized pursuant to any of the Loan Documents may be made even though any such disclosure may involve the transmission or other communication of Borrower Party Information from the nation of residence or domicile of such Borrower Party to another country or jurisdiction, and each Borrower Party waives the provisions of any data privacy law, rule, or regulation of any applicable governmental authority that would otherwise apply to the disclosures authorized in this Section.
     21. Miscellaneous.
     (a) Notices. All notices, demands, requests, directions and other communications (collectively, “Notices”) required or expressly authorized to be made by the Loan Documents will be written and addressed (a) if to Borrower or any other Borrower Party, to the address set forth for Borrower or such other Borrower Party on signature page hereto or such other address as shall be notified in writing to Lender after the date hereof; and (b) if to Lender, at the address set forth for Lender on the signature page hereto or such other address as shall be notified in writing to Borrower after the date hereof. Notices may be given by hand delivery; by overnight delivery service, freight prepaid; or by U.S. mail, postage paid. Notices given as described above shall be effective and be deemed to have been received (x) upon personal delivery to a responsible individual at Lender’s business office in Scottsdale, Arizona, if the Notice is given by hand delivery; (y) one Business Day after delivery to an overnight delivery service, if the Notice is given by overnight delivery service; and (z) two Business Days following deposit in the U.S. mail, if the Notice is given by U.S. mail.
     (b) Effect of Waivers and Consents. Lender’s consent to or waiver of any matter shall not be deemed a consent to or waiver of the same or any other matter on any future occasion.
     (c) Time of the Essence. Time is of the essence in this Modification.
     (d) Binding Effect. This Modification shall be binding upon, and inure to the benefit of Lender, each Borrower Party, and their respective successors, assigns, heirs and personal representatives.
     (e) Further Assurances. Each Borrower Party shall execute, acknowledge (as appropriate) and deliver to Lender such additional agreements, documents and instruments as reasonably required by Lender to carry out the intent of this Modification.
     (f) Document Execution; Counterparts; Electronic Transmissions. Anything in the Current Loan Documents to the contrary notwithstanding:
     (i) Counterparts. This Modification, as well as any other Loan Document, may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Except as provided in clause (ii) below, an executed signature page of this Modification or any other Loan Document that is an Electronic Transmission shall be as effective as delivery of a manually executed counterpart thereof.

     (ii) When Electronic Transmissions Authorized. Lender and the Borrower Parties may (but are not required to) to transmit, post or otherwise make or communicate any Loan Document as an Electronic Transmission, other than the following, each of which shall require a live pen and ink original:
     (A) Any Loan Document that is to be filed or recorded in the official records of a governmental authority; and
     (B) Any other Loan Document that Lender, in its sole and absolute discretion and in its instructions to Borrower or any other Borrower Party, specifies must be a live pen and ink original, which instructions may also provide that Lender will accept signature pages as an Electronic Transmission in order to close the Loan, provided that live pen and ink signature pages are delivered to Lender within the time period specified by Lender in the instructions, with Lender being entitled, upon written notice to Borrower or such other Borrower Party, to treat such Borrower Party’s failure to deliver the required live pen and ink signature pages within the specified time period as an Event of Default for which Borrower shall have a five-day cure period.
“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or any system used to receive or transmit faxes electronically.
     (iii) Effectiveness of Electronic Transmissions. Subject to the provisions of clause (ii) above, Lender and the Borrower Parties agree: (A) that a Loan Document that is the subject of an Electronic Transmission, including a party’s signature on such Loan Document, shall be deemed sufficient to satisfy any requirement for a “writing,” “authentication,” or “signature” pursuant to any provision of any of the Loan Documents or applicable law; (B) each such Electronic Transmission shall, for all intents and purposes, have the same effect and weight as a signed paper original; and (C) not to contest the validity or enforceability of any Loan Document that is the subject of an Electronic Transmission under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, however, that nothing in this subsection shall limit a party’s right to contest whether any Loan Document that is the subject of an Electronic Transmission has been altered after transmission or that the Electronic Transmission was delivered to an appropriate representative of Lender. Lender and each Borrower Party acknowledge and agree that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and assume and accept such risks.
     (g) Entire Agreement; Change; Discharge; Termination or Waiver. The Current Loan Documents, as modified by this Modification, contain the entire understanding and agreement of Borrower and Lender in respect of the Loan and supersede all prior representations, warranties, agreements and understandings. No provision of the Loan Documents may be changed, discharged, supplemented, terminated or waived except in a writing signed by Lender and Borrower.
[SIGNATURE PAGE FOLLOWS]

Executed and effective as of the date first set forth above.

LENDER: GE CAPITAL COMMERCIAL OF UTAH LLC, a Delaware limited liability company
By:	/s/ Lisa Everroad
Printed Name: Lisa Everroad
Its: Authorized Signatory
Date Signed: February 14, 2011

8377 East Hartford Drive
Suite 200
Scottsdale, AZ 85255
Attention: Collateral Management

With a copy to:
GE Capital Commercial Inc.
6510 Milrock Drive, Suite 200
Salt Lake City, UT 84121
Attention: Chief Financial Officer

BORROWER:

SUMMIT HOSPITALITY V, LLC, a South Dakota
limited liability company

By:  SUMMIT HOTEL PROPERTIES, LLC, a South Dakota limited liability company, its Sole Member

By:  THE SUMMIT GROUP, INC., a South Dakota
        corporation, its Company Manager

By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

Address for Notices: 2701 S. Minnesota Avenue, Suite 6 Sioux Falls, SD 57105 Attention: Christopher Eng

PRE-MERGER GUARANTOR: SUMMIT HOTEL PROPERTIES, LLC, a South Dakota limited liability company By: THE SUMMIT GROUP, INC., a South Dakota corporation, its Company Manager
By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

Address for Notices:

2701 S. Minnesota Avenue, Suite 6
Sioux Falls, SD 57105
Attention: Christopher Eng

GUARANTOR:

SUMMIT HOTEL OP, LP, a Delaware limited partnership

By:  SUMMIT HOTEL GP, LLC, a Delaware limited
        liability company, its General Partner

By:  SUMMIT HOTEL PROPERTIES, INC., a
        Maryland corporation, its Sole Member

By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

Address for Notices: 2701 S. Minnesota Avenue, Suite 6 Sioux Falls, SD 57105 Attention: Christopher Eng

EXHIBIT A
LOAN SCHEDULE

EXHIBIT B
DESIGNATED PARTIES AND DESIGNATED LOAN/DESIGNATED PROPERTY

EXHIBIT C
CONSENT LETTER